Exhibit 99.1

Hecla Reports Second Quarter Results; Increases Silver Production 60%

For the Period Ended June 30, 2008

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--Hecla Mining Company (NYSE:HL) today reported silver production of 2.4 million ounces for the second quarter of 2008, a 60% increase over the same period a year ago. Second quarter financial results showed a loss applicable to common shareholders of $44.4 million, or 35 cents per share, on revenue of $64 million. The results include several one-time or transactional items related to the purchase of the Greens Creek Joint Venture, the sale of the Venezuelan operations and the sale of Great Basin Gold stock which resulted in a combined charge of $39.3 million. Absent those items, Hecla would have reported pre-tax net loss of $1.7 million in the second quarter of 2008(1). Income applicable to common shareholders in the second quarter of 2007 was $24.2 million, or 20 cents per share, on revenue of $44.4 million. Second quarter 2007 results also included a number of unusual items, most notably the sale of the Hollister Development Block.

Unusual or one-time items that impacted Hecla’s results from operations during the second quarter of this year included:

  a loss of $30.7 million relating to the recently sold Venezuelan properties which consisted of a loss on impairment of $11.4 million and a loss from operations of $19.3 million (which included a foreign exchange loss of $13.3 million from the repatriation of $38.7 million USD from Venezuela to the United States);
  cost of sales were $17 million higher due to the valuation of in-process inventory associated with the Greens Creek Joint Venture acquisition (received revenue of approximately the same amount related to the sale of the inventory); and
  a gain of $8.1 million from the sale of Great Basin Gold stock previously received in connection with the sale of its interest in the Hollister project.

Other items that impacted second quarter net income included a 42% decrease in the price of zinc from $1.66 per pound in the second quarter of 2007 to $0.96 in the second quarter of 2008, increased smelter treatment and refining charges, and higher energy and steel costs. These factors resulted in increased cash costs per ounce of silver at the Lucky Friday and Greens Creek silver operations compared to a year ago. Additionally, the noncash stock option expense totaled $2.9 million in the second quarter of 2008.

For the first six months of 2008, Hecla recorded a loss applicable to common shareholders of $32.3 million, or 26 cents per common share, compared to income applicable to common shareholders of $32.2 million, or 27 cents per common share, during the same period in 2007.

SECOND QUARTER 2008 HIGHLIGHTS

  Completion of the acquisition of the Greens Creek Joint Venture on April 16, 2008
  Sale of the subsidiaries holding Hecla’s Venezuelan properties for approximately $25 million
  Silver production of 2.4 million ounces, a 60% increase from the second quarter of 2007, at an average cash cost per ounce of $3.43
  Highest quarterly silver production in nearly 5 years
  Record zinc production
  Capital expenditures of $20.3 million, as Hecla invests in the future of the Greens Creek and Lucky Friday mines
  Positive underground exploration drilling results at Greens Creek and Lucky Friday

Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr., said, “The second quarter has been a transformational quarter for Hecla. We acquired the remainder of the Greens Creek Joint Venture and sold our Venezuelan interests. Both transactions had one-time impacts on the second quarter financial results as we completed the transition related to these two assets. In the long term, the Greens Creek acquisition and the Venezuelan disposition provide our shareholders with 100% of the world’s lowest-cost and fifth-largest silver mine, a substantially lower political risk profile, and a 60% increase in 2008 annual silver production to 9 million ounces. We have already seen a 60% increase in silver production for the second quarter compared to the same period a year ago.”

Baker continued, “Over the past 100 years Hecla has materially changed itself before, but this year’s transformation is unique. Hecla now controls 100% of the two largest silver mines in the U.S. that will produce more than 35% of all U.S. silver production, and has large exploration programs in the historic southern Colorado (Creede) mining district, the historic Silver Valley (Idaho), and the world-class Mexican silver belt. We expect our mines’ strong cash flow to continue to fund growth in production, margins and resources. We’ve added considerable mining and exploration expertise through our acquisition of the Greens Creek Joint Venture, and we’ve retained some talented people from our Venezuelan interests, so we are even better positioned to add value to both internal and newly acquired assets.”

METALS PRICES

With the exception of zinc, prices for the other metals produced by Hecla improved in the second quarter compared to the same period a year ago. The average price of silver in the second quarter of 2008 was $17.17, an increase of 29% compared to the same period a year ago. The average gold price increased 34% to $896 per ounce, and the average lead price was 6% higher than a year ago, at $1.05 per pound.

OPERATIONS

From continuing operations in the second quarter of 2008, Hecla produced approximately 2.4 million ounces of silver, 15,257 ounces of gold, 16,000 tons of zinc, and 9,000 tons of lead at an average cash cost of $3.43 per ounce of silver, after by-product credits. Hecla anticipates producing a total of 9 million ounces of silver in 2008, at an average cash cost of approximately $3.25 per ounce, given current metals prices. The anticipated increase in cash costs per ounce for 2008 is the result of higher smelter charges and lower by-product metals prices. Even with increased costs, Hecla expects to maintain its position as a low-cost silver producer relative to its peers and continues to benefit from a wide margin between costs and current metals prices.

Greens Creek – The Greens Creek unit in Alaska produced a total of 2.2 million ounces of silver for Hecla’s account during the first six months of 2008, with 1.7 million of those ounces produced in the second quarter. This reflects the 29.7% ownership share through April 16, 2008, and the 100% ownership thereafter. The average cash cost of silver at Greens Creek during the first half of 2008 was $0.50 per ounce, with cash costs in the second quarter averaging $2.10 per ounce, after by-product credits. Cash costs increases in the second quarter are largely due to increased diesel fuel and steel costs, as well as increased smelter treatment and freight charges, which are impacting mining companies worldwide.

Decreases in gross profit at Greens Creek during the second quarter and first six months of 2008 compared to the same 2007 periods were primarily the result of a one-time, noncash increase to cost of sales and other direct production costs of approximately $17 million to reflect the sale of concentrate inventory in the second quarter that was valued at market price on the date of the acquisition of the remaining 70.3% ownership completed on April 16, 2008.

Baker said, “The second half of the year will see an increase in production as a result of the acquisition of the remaining 70.3% of the Greens Creek Joint Venture and improvements in the production profile over the remainder of 2008. With the opening of the Northwest West longhole stopes in June, second half 2008 silver production is expected to be more than double Hecla’s share of the first six months’ production. At Greens Creek, variability in quarterly and even half-yearly production happens periodically, but will be more noticeable now that Hecla owns 100% of the mine. On the cost side, we are impacted by increases that are affecting the whole industry, but we can see dramatic containment of costs when we go to hydropower in the next few years.”

Hecla’s transition to operator of Greens Creek is progressing smoothly and operations are in line with expectations. The first six months of production from Greens Creek averaged about 1,950 tons per day. Performance during June was the best of the year at 2,369 tons per day, a 21% improvement due to the opening of the longhole stopes and improved mine planning. Capital expenditures during the second quarter at Greens Creek totaled $10.2 million and were targeted primarily at tailings facility expansion, purchase of underground mining equipment, underground mine development, and definition drilling.

Lucky Friday – For the first six months of 2008, the Lucky Friday unit in northern Idaho produced more than 1.4 million ounces of silver at an average cash cost per ounce of $3.76, after by-product credits. During the second quarter, Lucky Friday produced more than 665,000 ounces of silver at an average cash cost of $6.93 per ounce, after by-product credits. Increased cash costs per ounce in the second quarter of 2008 compared to the second quarter of 2007 can be almost equally attributed to increases in smelter treatment and freight charges, as well as mining and milling costs. The increases in smelter costs and consumables are the same items that are impacting mines worldwide.

The lower silver ore grade compared to a year ago is due to the nature of the ore body and methods being used to optimize the economics of the mine. Mining longer strike lengths has allowed Lucky Friday to take advantage of the high metals prices and the mill’s ability to recover more zinc due to recent upgrades. Ore has been mined at greater widths to include stringers that provide access to silver, lead and zinc that otherwise would not be mined, but generate a positive margin at current prices. This results in an economic benefit and allows Lucky Friday to temporarily mine a grade of ore that is lower than life-of-mine reserve grade, delaying some production of metals included in the reserves to later periods.

Capital expenditures at Lucky Friday during the second quarter totaled $10.1 million, and included progress on evaluating the #4 Shaft project, further progress on construction of a new tailings pond which puts the mine in position to handle tailings for the next few decades, and upgrades to the shaft ore passes.

EXPLORATION

Hecla has increased its 2008 annual exploration budget to a range of $23 million to $27 million as it incorporates 100% of the Greens Creek exploration program and commences activities at the San Juan Silver Joint Venture project in southern Colorado. In the first six months of the year, approximately $12.9 million was spent on exploration, including approximately $6.5 million at Lucky Friday and in North Idaho’s Silver Valley, $3.5 million at the San Sebastian and Rio Grande projects in Mexico and $1.1 million at Greens Creek (Hecla’s share).

Greens Creek – A major underground drilling campaign during the second quarter at Greens Creek focused on the Gallagher zone, where drilling pinpointed the location and extent of the resource that dips to the west and plunges to the south. The mineralization is now better defined for over 200 feet and transitions from two bands of mineralization with widths totaling 63 feet to one thick band of mineralization with a 105-foot width. This adds 200 feet to the Gallagher zone that earlier was 700 feet in strike length, potentially adding 20% to the existing resource. Targets in the SW and East zones are the focus for the remaining 2008 exploration program at Greens Creek. Exploration drilling will focus on historic underground higher-grade intercepts in the SW zone and on results from recent surface drilling in the vicinity of the East zone.

The 2008 surface exploration program began May 17 with two drill rigs. Drilling targeted a prospective area known as the ‘Northeast Contact’, which represents an extension of the mine contact rocks into an area northeast of the current mine workings. The drilling shows that these newly defined mine contacts are relatively flat-lying, can be correlated for over 800 feet and are still open in both directions. Assays are pending on all of these holes, but additional targets along this trend will be evaluated by drilling during the summer.

Baker said, “Greens Creek’s underground exploration program is exciting because we expect it to continue to add to the resource base, just as it has done over the past 20 years. The surface program has defined new mine ‘contact’ rocks to the northeast of the current workings. This new area has the potential to host new ore zones, which could result in a dramatic increase in resources in the future.”

Silver Valley/Lucky Friday – The Gap drilling program, which tests the mineralized structure above the current mine resource at Lucky Friday, is being evaluated. All seven holes have intersected multiple vein zones and assay results from this drilling are still pending. An analysis of this program is expected to be completed by the end of the third quarter.

Elsewhere in northern Idaho’s Silver Valley, the three-dimensional (3D) modeling and resource assessment has defined nine new, separate target areas for expansion of known mineralization. Baker said, “These targets are what we expected when we combined more than 100 years of historical data with 3D computer exploration techniques. It’s now possible that these new target areas could be incorporated into next year’s drilling program.”

At Lucky Friday, exploration drilling off the 5900 level (where mining is currently taking place) to the east of the current resource returned significant grades from several intermediate veins. These results show the potential for additional resources to be developed between the 6100 and 6400 levels, east of previous resource boundaries, and indicate the possibility for extending the mining area farther east. The drilling to the west, past a fault that previously limited the resource, has encountered mineralization.

Mexico – Hecla’s 500-square-mile San Sebastian land package is located in central Mexico, in the middle of the world’s most prolific silver trend. Drilling, surface trenching and sampling are ongoing at this recently expanded property. The highlight of this quarter’s exploration program is the identification of the Peñascote target area that contains a strongly anomalous silver-in-soil anomaly, similar to the one observed over the past-producing Francine vein. In addition, three new vein systems were discovered northeast of Peñascote. The Fernanda, Guadalupe, and Alto Guadalupe vein systems strike northwest and have been mapped for over 2.5 miles of strike length and range in width from 1.6 feet to more than 29 feet.

At the Rio Grande project, located 31 miles south of San Sebastian, the 11-hole drilling program targeted the San Martin, El Leon, Jessica and Sacramento vein systems. Initial assay information has been returned, which includes a significant intercept in the San Martin vein. El Leon drilling consisted of five drill holes, with assays pending. Assays are also pending for drill holes in the Jessica and Sacramento veins.

Colorado - The San Juan Silver Joint Venture project in southern Colorado has received all approvals from the state and the U.S. Forest Service to begin exploration drilling. The first drill is moving into place, with two additional drills expected in the future. The intent of the program is to confirm the remaining reserves and resources in the Bulldog Vein system that were reported in prior estimates by the previous operator, and add new resources in the Bulldog Vein.

Baker said, “It has been encouraging to receive widespread public support for this project in the Creede area and the cooperation from the various regulatory agencies. If the drilling is successful in this highly mineralized mining camp, we could quickly add meaningful resources to our account.”

SALE OF VENEZUELAN OPERATIONS

During the second quarter of 2008, Hecla reached an agreement to sell its subsidiaries engaged in mining and exploring for gold in Venezuela to Rusoro Mining Ltd. for approximately $25 million, consisting of $20 million in cash and 4,273,504 shares of Rusoro common stock. The proceeds will primarily be used as part of the strategy to increase Hecla’s investment in mining properties, or alternatively, to reduce the debt associated with the acquisition of the remaining 70.3% of the Greens Creek Joint Venture. Because the transaction closed in the third quarter (on July 8, 2008), the Venezuelan business and operations have been classified as held for sale in the financial statements and results of its operations have been reported in discontinued operations. A loss on asset impairment of $11.4 million was recorded for the second quarter of 2008.

FINANCIAL

Completing a transaction the size of the Greens Creek Joint Venture acquisition causes some additional long-term impacts. These impacts include increased depreciation, depletion and amortization as the result of purchase price accounting that will initially amortize and depreciate approximately $334 million of the purchase price over Greens Creek’s current proven and probable reserves.

As part of the financing for the acquisition, Hecla had put a $220 million bridge loan in place. The Company is currently examining a number of options to retire the bridge loan. Baker said, “Hecla has a history of carefully controlling dilution to shareholders. I continue to believe that is an important factor in managing our business, so we are considering all our options, including deferral of capital expenditures, to retire the bridge loan.”

Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 117-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols “HL”, “HL-PrB” and “HL-PrC.”

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

(1) Pre-tax net income before unusual or one-time charges represents a non-U.S. Generally Accepted Accounting Principle (GAAP) measurement. The following table presents a reconciliation between net income (loss) to non-GAAP pre-tax net income before unusual or one-time charges for the quarters and six months ended June 30, 2008 and 2007 (dollars in thousands):

	Second Quarter Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net income (loss)	$(40,979)	$24,337	$(25,497)	$32,480
Add loss from discontinued operations, net of tax	19,298	11,804	17,380	11,527
Add loss on disposal of discontinued operation, net of tax	11,372	- -	11,372	- -
Add valuation of in-process inventory at Greens Creek	16,637	- -	16,637	- -
Less gain on sale of Great Basin Gold stock	(8,097)	- -	(8,097)	- -
Income tax (provision) benefit	89	90	(3,985)	322

Pre-tax net income (loss) before unusual or one-time charges	$(1,680)	$36,231	$7,810	$44,329

Hecla Mining company news releases can be accessed on the Internet at http://www.hecla-mining.com.

HECLA MINING COMPANY (dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

	Second Quarter Ended		Six Months Ended
HIGHLIGHTS	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
FINANCIAL DATA

Sales	$63,995	$44,431	$100,622	$77,531
Gross Profit	$1,625	$23,965	$20,277	$39,983
Income (loss) applicable to common shareholders	$(44,388)	$24,199	$(32,314)	$32,204
Basic income (loss) per common share	$(0.35)	$0.20	$(0.26)	$0.27
Pre-tax net income (loss) before unusual or one-time charges(1)	$(1,680)	$36,231	$7,810	$44,329
Net income (loss) from continuing operations	$(10,309)	$36,141	$3,255	$44,007
Cash flow provided by (used by) operating activities	$(7,613)	$8,020	$4,024	$24,383
PRODUCTION SUMMARY - TOTALS
Silver – Ounces	2,409,506	1,492,740	3,664,662	3,049,781
Gold – Ounces (2)	15,257	4,497	20,108	9,348
Lead – Tons	9,162	6,289	15,309	12,590
Zinc – Tons	15,988	6,012	23,009	12,658
Average cost per ounce of silver produced (3):
Total cash costs ($/oz.) (4)	3.43	(1.98)	1.77	(1.54)
Total production costs ($/oz.)	7.63	0.11	5.34	0.51
AVERAGE METAL PRICES
Silver – London PM Fix ($/oz.)	17.17	13.34	17.43	13.33
Gold – London PM Fix ($/oz.)	896	667	911	659
Lead – LME Cash ($/pound)	1.05	0.99	1.18	0.90
Zinc – LME Cash ($/pound)	0.96	1.66	1.03	1.62

(1) Pre-tax net income before unusual or one-time charges represents a non-U.S. Generally Accepted Accounting Principle (GAAP) measurement. The following table presents a reconciliation between net income (loss) to non-GAAP pre-tax net income before unusual or one-time charges for the quarters and six months ended June 30, 2008 and 2007 (dollars in thousands):

	Second Quarter Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net income (loss)	$(40,979)	$24,337	$(25,497)	$32,480
Add loss from discontinued operations, net of tax	19,298	11,804	17,380	11,527
Add loss on disposal of discontinued operation, net of tax	11,372	- -	11,372	- -
Add valuation of in-process inventory at Greens Creek	16,637	- -	16,637	- -
Less gain on sale of Great Basin Gold stock	(8,097)	- -	(8,097)	- -
Income tax (provision) benefit	89	90	(3,985)	322

Pre-tax net income (loss) before unusual or one-time charges	$(1,680)	$36,231	$7,810	$44,329

(2) Represents only gold production from our Greens Creek unit. In addition, gold production from our discontinued Venezuelan operation totaled 5,179 and 22,160 ounces, respectively, for the three- and six-month periods ended June 30, 2008 and 21,546 and 53,025 ounces, respectively, for the same 2007 periods.

(3) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section.

(4) Includes gold, lead and zinc produced at silver operations, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

HECLA MINING COMPANY
Consolidated Statements of Operations
(dollars and shares in thousands, except per share amounts -
unaudited)

	Second Quarter Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Sales of products	$63,995	$44,431	$100,622	$77,531
Cost of sales and other direct production costs	52,243	17,389	67,305	31,404
Depreciation, depletion and amortization	10,127	3,077	13,040	6,144
	62,370	20,466	80,345	37,548
Gross profit	1,625	23,965	20,277	39,983

Other operating expenses (income)
General and administrative	5,439	4,452	10,332	7,636
Exploration	7,340	3,166	12,911	6,521
Pre-development expenses	--	76	--	1,027
Depreciation and amortization	--	44	--	224
Other operating expenses	960	(8)	1,457	1,258
Gain on sale of properties, plants and equipment	--	(63,798)	--	(63,825)
Provision for closed operations and environmental matters	830	45,750	1,490	46,403
	14,569	(10,318)	26,190	(756)
(Loss) income from operations	(12,944)	34,283	(5,913)	40,739

Other income (expense):
Gain on sale of investments	8,097	- -	8,097	- -
Interest and other income	595	2,093	3,109	3,884
Net foreign exchange loss	(2)	- -	(14)	(20)
Interest expense	(5,796)	(145)	(5,839)	(274)
	2,894	1,948	5,353	3,590
(Loss) income from operations before income taxes	(10,050)	36,231	(560)	44,329
Income tax (provision) benefit	(259)	(90)	3,815	(322)

Net income (loss) from continuing operations	(10,309)	36,141	3,255	44,007
Loss from discontinued operation, net of tax	(19,298)	(11,804)	(17,380)	(11,527)
Loss on impairment of discontinued operation, net of tax	(11,372)	--	(11,372)	--
Net income (loss)	(40,979)	24,337	(25,497)	32,480
Preferred stock dividends	(3,409)	(138)	(6,817)	(276)

Income (loss) applicable to common shareholders	$(44,388)	$24,199	$(32,314)	$32,204

Basic and diluted income (loss) per common share after preferred dividends	$(0.35)	$0.20	$(0.26)	$0.27

Basic weighted average number of common shares outstanding	126,341	120,307	124,538	120,120

Diluted weighted average number of common shares outstanding	126,341	120,818	124,538	120,628

HECLA MINING COMPANY
Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	June 30, 2008	Dec. 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$45,810	$373,123
Short-term investments and securities held for sale	--	25,759
Accounts and notes receivable	30,672	21,887
Inventories	23,644	15,511
Deferred taxes	10,562	7,370
Other current assets	5,266	5,934
Assets held for sale	43,888	--
Total current assets	159,842	449,584
Investments	6,530	8,429
Restricted cash and investments	36,741	15,181
Properties, plants and equipment, net	807,724	132,308
Deferred taxes	36,466	14,938
Other noncurrent assets	35,662	30,297

Total assets	$1,082,965	$650,737

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$34,631	$22,564
Accrued payroll and related benefits	11,302	16,184
Accrued taxes	3,111	3,703
Liabilities held for sale	17,202	--
Current portion of accrued reclamation and closure costs	8,931	9,686
Current portion of long-term debt	285,000	--
Total current liabilities	360,177	52,137
Long-term debt	75,000	--
Accrued reclamation and closure costs	102,792	96,453
Other noncurrent liabilities	18,127	9,618

Total liabilities	556,096	158,208

SHAREHOLDERS’ EQUITY
Preferred stock	543	543
Common stock	31,905	30,364
Capital surplus	790,757	725,076
Accumulated deficit	(307,224)	(274,877)
Accumulated other comprehensive income	11,528	12,063
Treasury stock	(640)	(640)

Total shareholders' equity	526,869	492,529

Total liabilities and shareholders' equity	$1,082,965	$650,737

Common shares outstanding at end of period	127,540	121,375

HECLA MINING COMPANY
Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Six Months Ended
	June 30, 2008	June 30, 2007
OPERATING ACTIVITIES
Net income (loss)	$(25,497)	$32,480
Loss on discontinued operations, net of tax	28,752	11,527
Income from continuing operations	3,255	44,007
Noncash elements included in net income:
Depreciation, depletion and amortization	13,040	6,272
Gain on sale of investments	(8,097)	- -
Gain on disposition of properties, plants and equipment	--	(63,827)
Provision for reclamation and closure costs	314	44,867
Stock compensation	3,186	2,778
Provision for deferred taxes	(1,720)	(3,207)
Amortization of intangible asset	241	--
Amortization of loan origination fees	1,438	--
Change in assets and liabilities:
Accounts and notes receivable	(2,789)	(399)
Inventories	(502)	(360)
Acquired fair value of purchased product inventory	16,637	--
Other current and noncurrent assets	(572)	(963)
Accounts payable and accrued expenses	(5,945)	(2,596)
Accrued payroll and related benefits	413	420
Accrued taxes	(228)	534
Accrued reclamation and closure costs and other noncurrent liabilities	(2,077)	(1,245)
Net cash provided by (used by) discontinued operations	(12,570)	(1,898)
Net cash provided by operating activities	4,024	24,383

INVESTING ACTIVITIES
Additions to properties, plants and equipment	(31,161)	(12,349)
Acquisition of business, net of cash obtained	(688,091)	--
Proceeds from sale of investments	27,001	--
Deposit on operations held for sale	10,000	--
Proceeds from disposition of properties, plants and equipment	--	45,000
Purchase of equity securities	--	(181)
Purchase of short-term investments and securities held for sale	--	(62,825)
Maturities of short-term investments and securities held for sale	4,036	25,345
Decrease (increase) in restricted cash	(282)	(2,161)
Net cash provided by (used by) discontinued operations	(456)	1,394
Net cash used in investing activities	(678,953)	(5,777)

FINANCING ACTIVITIES
Common stock issued under stock option plans	155	2,927
Dividends paid to preferred shareholders	(7,289)	(276)
Purchase of treasury shares	--	(208)
Loan origination fees	(5,250)	--
Borrowings on debt	360,000	--
Repayments of debt	--	--
Net cash provided by financing activities	347,616	2,443

Net (decrease) increase in cash and cash equivalents	(327,313)	21,049
Cash and cash equivalents at beginning of period	373,123	75,878

Cash and cash equivalents at end of period	$45,810	$96,927

HECLA MINING COMPANY
Production Data

	Second Quarter Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
GREENS CREEK UNIT (1)
Tons of ore milled	155,535	48,466	205,585	102,820
Mining cost per ton	$47.45	$54.11	$47.09	$44.83
Milling cost per ton	$34.32	$33.19	$33.96	$29.72
Ore grade milled – Silver (oz./ton)	15.88	18.19	15.31	17.23
Silver produced (oz.)	1,744,341	688,623	2,240,194	1,393,551
Gold produced (oz.)	15,257	4,497	20,108	9,349
Lead produced (tons)	4,701	1,437	6,139	2,992
Zinc produced (tons)	13,445	3,951	17,919	8,553
Average cost per ounce of silver produced (2):
Total cash costs (3)	$2.10	$(3.45)	$0.50	$(4.04)
Total production costs	$7.22	$0.34	$5.33	$(0.95)
Capital additions (in thousands)	$10,177	$2,070	$13,713	$3,981
LUCKY FRIDAY UNIT
Tons of ore processed	83,448	83,571	163,815	168,419
Mining cost per ton	$62.64	$51.76	$61.23	$51.55
Milling cost per ton	$13.52	$11.03	$13.66	$10.84
Ore grade milled – Silver (oz./ton)	8.63	10.45	9.32	10.70
Silver produced (oz.)	665,165	804,117	1,424,468	1,656,230
Lead produced (tons)	4,461	4,852	9,170	9,598
Zinc produced (tons)	2,543	2,060	5,090	4,105
Average cost per ounce of silver produced (3):
Total cash costs (2)	$6.93	$(0.72)	$3.76	$0.56
Total production costs	$8.72	$0.50	$5.36	$1.73
Capital additions (in thousands)	$10,144	$5,124	$17,041	$8,060

(1) Reflects Hecla’s 100% share of Green Creek as of April 16, 2008, and its 29.73% ownership prior to that date.

(2) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

(3) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)
(dollars and ounces in thousands, except per ounce - unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$8,269	$(2,950)	$6,484	$(4,699)
Divided by silver ounces produced	2,409	1,493	3,664	3,050
Total cash cost per ounce produced	$3.43	$(1.98)	$1.77	$(1.54)
Reconciliation to GAAP:
Total cash costs	$8,269	$(2,950)	$6,484	$(4,699)
Depreciation, depletion and amortization	9,855	3,078	12,768	6,145
Treatment and freight costs	(23,922)	(7,647)	(34,776)	(16,108)
By-product credits	49,147	26,694	78,729	51,526
Change in product inventory	18,452	1,241	16,523	589
Reclamation, severance and other costs	569	50	617	95
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$62,370	$20,466	$80,345	$37,548

GREENS CREEK UNIT
Total cash costs	$3,658	$(2,375)	$1,127	$(5,633)
Divided by silver ounces produced	1,744	689	2,240	1,394
Total cash cost per ounce produced	$2.10	$(3.45)	$0.50	$(4.04)
Reconciliation to GAAP:
Total cash costs	3,658	(2,375)	1,127	(5,633)
Depreciation, depletion and amortization	8,669	2,100	10,505	4,231
Treatment and freight costs	(18,663)	(3,742)	(23,566)	(8,778)
By-product credits	38,180	13,359	52,402	27,559
Change in product inventory	18,232	933	16,275	760
Reclamation, severance and other costs	530	44	573	83
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$50,606	$10,319	$57,316	$18,222

LUCKY FRIDAY UNIT
Total cash costs	$4,611	$(575)	$5,357	$934
Divided by silver ounces produced	665	804	1,424	1,656
Total cash cost per ounce produced	$6.93	$(0.72)	$3.76	$0.56
Reconciliation to GAAP:
Total cash costs	4,611	(575)	5,357	934
Depreciation, depletion and amortization	1,186	978	2,263	1,914
Treatment and freight costs	(5,259)	(3,905)	(11,210)	(7,330)
By-product credits	10,967	13,335	26,327	23,967
Change in product inventory	220	308	248	(171)
Reclamation and other costs	39	6	44	12
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$11,764	$10,147	$23,029	$19,326

(1) Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

CONTACT:
Hecla Mining Company
Vicki Veltkamp, 208/769-4100
vice president - investor and public relations
FAX 208/769-7612